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                                                                 Exhibit 12.1 to
                                                              Form 10-K for 2001


                          Broadwing Communications Inc.
               Computation of Ratio of Earnings to Combined Fixed
                         Charges and Preferred Dividends
                                 ($ in millions)

                                                                      COMPANY                             PREDECESSOR
                                                       ------------------------------------   -------------------------------------
                                                                              Period from     Period from
                                                                             November 10 to   January 1 to
                                                                              December 31,    November 9,
                                                          2001        2000        1999           1999         1998         1997
                                                       ------------------------------------   -------------------------------------
Pre-tax income from continuing operations
  before adjustment for minority interests in
  consolidated subsidiaries or income or loss
  from equity investees                                $ (476.5)   $ (615.3)   $ (45.5)        $ (230.5)   $  (43.1)   $  (44.5)
                                                       ------------------------------------   -------------------------------------
Fixed Charges:
  Interest expense, etc                                    91.1        92.3        9.0             51.0        47.9        39.0
  Appropriate portion of rentals                            2.5         2.1        0.2              1.5         0.9         0.6
  Preferred stock dividends of majority
    subsidiaries                                           --          --         --               --          --          --
                                                       ------------------------------------   -------------------------------------
   Total Fixed Charges                                     93.6        94.4        9.2             52.5        48.8        39.6
                                                       ------------------------------------   -------------------------------------

Pre-tax income (loss) from continuing operations
  before adjustment for minority interests in
  consolidated subsidiaries or income or loss
  from equity investees plus fixed charges             $ (382.9)   $ (520.9)   $ (36.3)        $ (178.0)   $    5.7    $   (4.9)
                                                       ====================================    ====================================
Preferred dividend requirements                        $   46.2    $   47.1    $   6.6         $   56.5    $   58.2    $   21.6

Total Fixed Charges                                        93.6        94.4        9.2             52.5        48.8        39.6
                                                       ------------------------------------   -------------------------------------

Total Fixed Charges and preferred dividends            $  139.8    $  141.5    $  15.8         $  109.0    $  107.0    $   61.2
                                                       ====================================    ====================================

Ratio of earnings to combined fixed charges
  and preferred dividends                                  (3.4)       (4.3)      (2.9)            (2.1)       (0.4)       (0.7)
                                                       ====================================    ====================================

 Coverage Deficiency                                   $  616.3    $  756.8    $  61.3         $  339.5    $  150.1    $  105.7

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